Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated October 8, 2014, with respect to the financial statements included in the Annual Report on Form 10-K of Internet America, Inc. for the years ended June 30, 2014 and June 30, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of Internet America, Inc. on Form S-8 (File No. 333-196544, effective June 5, 2014).

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

October 8, 2014